UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  April 16, 2019

DPW HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12711	94-1721931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Shipyard Way, Newport Beach CA 92663

 (Address of principal executive offices) (Zip Code)

(949) 444-5464

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c)       On April 12, 2019, the Company entered into a four-year employment agreement (the “Agreement”) with Henry Nisser to serve as General Counsel and Executive Vice President of the DPW Holdings, Inc. (the “Company”) and its subsidiaries. The effective date of the Agreement is May 1, 2019.

Since October 31, 2011, Mr. Nisser has been an associate and subsequently a partner with Sichenzia Ross Ference LLP (“SRF”), a law firm based in New York City. While with SRF, his practice was concentrated in national and international corporate law, with a particular focus on U.S. securities compliance, public as well as private M&A, equity and debt financings and corporate governance. Mr. Nisser has drafted and negotiated a variety of agreements related to reorganizations, share and asset purchases, indentures, public and private offerings, tender offers and going private transactions. Mr. Nisser has also represented clients’ special committees established to evaluate M&A transactions and advised such committees’ members with respect to their fiduciary duties. Mr. Nisser is fluent in French and Swedish as well as conversant in Italian. Mr. Nisser received his B.A. from Connecticut College in 1992, where he majored in International Relations and Economics. He received his LLB from the University of Buckingham School of Law in 1999.

There were no arrangements or understandings between the Company or any other person and Mr. Nisser pursuant to his appointment.

There are no family relationships between Mr. Nisser and any other director or executive officer.

The Agreement

Pursuant to the Agreement, Mr. Nisser will be paid a base salary of $200,000 per annum (the “Base Salary”).

Upon the effective date of the Agreement, Mr. Nisser is entitled to a signing bonus in the amount of $50,000, with $25,000 being payable upon the effective date and $25,000 being payable no later than September 1, 2019. In addition, Mr. Nisser shall be eligible to receive an annual cash bonus equal to a percentage of his annual base salary based on achievement of applicable performance goals determined by the Company’s compensation committee, which bonus shall not exceed 300% of the Base Salary.

Further, Mr. Nisser is entitled to receive equity participation as follows: (A) a grant of restricted stock in the aggregate amount of 250,000 shares of common stock, which shares shall vest ratably over 48 months beginning with the first month after the effective date, and (B) an option to purchase 200,000 shares of common stock at a per share exercise price equal to the closing market price on the effective date, which option shall have a term of seven (7) years.

Mr. Nisser’s bonuses, if any, and all stock based compensation shall be subject to “Company Clawback Rights” if during the period that Mr. Nisser is employed by the Company and upon the termination of Mr. Nisser’s employment and for a period of two years thereafter, if there is a restatement of any of the Company’s financial results from which any bonuses and stock based compensation to Mr. Nisser shall have been determined.

Upon termination of Mr. Nisser’s employment (other than upon the expiration of the employment), Mr. Nisser shall be entitled to receive: (A) any earned but unpaid base salary through the termination date; (B) all reasonable expenses paid or incurred; and (C) any accrued but unused vacation time.

Further, unless Mr. Nisser’s employment is terminated as a result of his death or disability or for cause or he terminates his employment without good reason, then upon the termination or non-renewal of Mr. Nisser’s employment, the Company shall pay to Mr. Nisser a “Separation Payment” as follows: (a) an amount equal to four weeks of base salary for each full year of service, (b) commencing on the date that shall be one (1) year from the effective date, should Mr. Nisser provide the Company with a separation, waiver and release agreement within 30 days of termination, then the Company shall pay to Mr. Nisser the Base Salary (in effect immediately prior to the termination date) an amount equal to the lesser of what Mr. Nisser would have received if the employment period ended after (1) the expiration of the remaining portion of the initial term or the then applicable renewal term, as the case may be, or (2) the 18-month period commencing on the date Executive is terminated, payable in one lump sum; (ii) provide during the separation period the same medical, dental, long-term disability and life insurance; and (iii) pay an amount equal to the product obtained by multiplying (x) the maximum annual bonus as Mr. Nisser would have been otherwise entitled to receive by (y) the fraction in which the numerator is the number of calendar months worked including the entire month in which severance occurred and the denominator of which is 12; and (iv) all outstanding options and other equity awards shall immediately vest and become fully exercisable for a period of 24 months. Finally, upon the occurrence of a change in control, Mr. Nisser will be paid an amount equal to four times his Separation Payment.

The preceding discussion is qualified in its entirety to Mr. Nisser’s employment agreement that has been filed as an exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Executive Employment Agreement with Henry Nisser dated April 12, 2019 *

* Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DPW HOLDINGS, INC.

Date: April 16, 2019	By:	/s/ Milton C. Ault III
Milton C. Ault III Chief Executive Officer